Exhibit 99.2

CROFF ENTERPRISES, INC. AND SUBSIDIARY

PRO-FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro-forma consolidated financial statements give effect to the reverse acquisition of America’s Minority Health Network, Inc. (“America’s Minority Health Network”) by Croff Enterprises, Inc. (“Croff” or the “Company”) and are based on estimates and assumptions set forth herein and in the notes to such pro-forma statements.

On July 6, 2009, America’s Minority Health Network entered into an Agreement and Plan of Reorganization with Croff, AMHN Acquisition Corp., and two entities owning 60% of the issued and outstanding shares of common stock of America’s Minority Health Network, and upon the closing of the transaction, America’s Minority Health Network became a wholly owned subsidiary of Croff (the “Agreement”).

Prior to the closing of this transaction contemplated by the Agreement on July 27, 2009, Croff (i) effected a forward stock split (on a 3 for 1 basis) of its issued and outstanding shares of Common Stock, (ii) accepted the surrender of 1,935,000 (post forward split shares) of Common Stock from a major shareholder, and (iii) issued 403,802 (post forward split shares) of Common Stock covered under a registration rights agreement to the major shareholder in (ii) above.

This transaction is being accounted for as a reverse acquisition and a recapitalization. America’s Minority Health Network is the acquirer for accounting purposes.

The following unaudited pro-forma consolidated statement of operations for the six months ended June 30, 2009 gives effect to the above as if the transactions had occurred at the beginning of the period. The unaudited pro-forma consolidated balance sheet at June 30, 2009 assumes the effects of the above as if this transaction had occurred as of April 2, 2009.

CROFF ENTERPRISES, INC. AND SUBSIDIARY

PRO-FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro-forma consolidated financial statements are based upon, and should be read in conjunction with Croff’s audited financial statements as of and for the year ended December 31, 2008, its unaudited financial statements as of and for the six months ended June 30, 2009, and the historical financial statements of America’s Minority Health Network from its inception (April 2, 2009) through June 30, 2009.

The unaudited pro-forma consolidated financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties. Therefore, our actual results may vary materially from those discussed herein. The unaudited pro-forma consolidated financial statements do not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of our future results.

CROFF ENTERPRISES, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

June 30, 2009

	Historical
	Croff	AMHN	Adjustments		Consolidated
ASSETS

Current Assets
Cash	$8,071	$75,960	$—		$84,031
Prepaid sites	—	213,500	—		213,500
Prepaid segment costs	—	210,000	—		210,000

Total current assets	8,071	499,460	—		507,531

Fixed Assets
Site equipment	—	136,500	—		136,500

	—	136,500	—		136,500
Accumulated depreciation	—	(1,458)	—		(1,458)

Net fixed assets	—	135,042	—		135,042

Other Assets
Segment library	—	140,000	—		140,000

	—	140,000	—		140,000
Accumulated amortization	—	(2,333)	—		(2,333)

Net production costs	—	137,667	—		137,667

TOTAL ASSETS	$8,071	$772,169	$—		$780,240

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$500	$36,354	$—		$36,854
Accrued expenses	—	417	—		417
Dividends payable	32,076	—	—		32,076
Due to related parties	—	100,700	—		100,700

TOTAL LIABILITIES	32,576	137,471	—		170,047

Common stock	101,757	1	203,515	A	1,521,521
			(193,500)	B
			40,380	C
			1,369,369	D
			(1)	F
Additional paid-in capital	495,558	1,166,667	(203,515)	A	—
			193,500	B
			(40,380)	C
			(1,369,369)	D
			(621,819)	F
			379,358	G
Accumulated deficit	(621,820)	(531,970)	621,820	F	(911,328)
			(379,358)	G

TOTAL STOCKHOLDERS’ DEFICIT	(24,505)	634,698	—		610,193

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$8,071	$772,169	$—		$780,240

CROFF ENTERPRISES, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For Six Months Ended June 30, 2009

	Historical
	Croff	AMHN	Adjustment		Consolidated
Revenues, net	$—	$—	$—		$—

Expenses
Operating costs	—	1,305	—		1,305
General and administration	43,202	516,346	(43,202)	E	516,346
Sales and Marketing	—	10,111			10,111
Depreciation and amortization expense	—	3,791			3,791
Interest expense	—	417	—		417

Total expenses	43,202	531,970	(43,202)		531,970

Net loss before provision for income taxes	$(43,202)	$(531,970)	$43,202		$(531,970)

Loss per share, basic and diluted	$(0.04)	$(1,072.52)			$(0.03)

Weighted average number of shares outstanding	1,017,573	496			15,215,210

CROFF ENTERPRISES, INC. AND SUBSIDIARY

NOTES TO UNAUDITED PRO-FORMA

CONSOLIDATED FINANCIAL STATEMENTS

FOR SIX MONTH PERIOD ENDED JUNE 30, 2009

NOTE A: ACCOUNTING TREATMENT APPLIED AS A RESULT OF THIS TRANSACTION

This transaction is being accounted for as reverse acquisition and recapitalization. America’s Minority Health Network is the acquirer for accounting purposes. Croff is the issuer. Accordingly, America’ Minority Health Network’s historical financial statements for periods prior to the acquisition become those of the acquirer retroactively restated for the equivalent number of shares received in the transaction. The accumulated deficit of America’s Minority Health Network is carried forward after the acquisition. Operations prior to the transaction are those of America’s Minority Health Network. Earnings per share for the period prior to the transaction are restated to reflect the equivalent number of shares outstanding.

NOTE B: ADJUSTMENTS

(a)	To reflect the forward stock split of Croff’s shares of Common Stock issued and outstanding on a three for one basis dated July 24, 2009.

(b)	To reflect the surrender of 1,935,000 (post forward split) shares of Common Stock by a major shareholder as of July 27, 2009. Such shares were cancelled and returned to the authorized but unissued shares of Croff.

(c)	To record the issuance of 403,802 (post forward split) shares of Common Stock to the major shareholder in (b) above as of July 27, 2009. These shares are covered under a registration rights agreement granting piggy back registration right for the shares.

(d)	To record the issuance of 13,693,689 (post forward split) shares of Common Stock to the shareholders of America’s Minority Health Network pursuant to the Closing on July 27, 2009.

(e)	To eliminate Croff’s historical expenses to reflect reverse acquisition and a recapitalization treatment.

(f)	To reflect the results of the Agreement whereby the shareholders of America’s Minority Health Network exchanged 100% of the issued and outstanding shares of America’s Minority Health Network for 13,693,689 (post forward split) shares of Common Stock of Croff.

(g)	To reclassify negative additional paid-in capital ($379,358) as a charge against the accumulated deficit.

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NOTE C: PRO-FORMA WEIGHTED AVERAGES SHARES OUTSTANDING

Pro-forma shares of Common Stock outstanding assuming the transaction occurred as of April 2, 2009:

Croff Shares Outstanding	1,017,573

3:1 forward split	2,035,146

Cancellation of shares	(1,935,000)

Shares issued to major shareholder	403,802

Shares issued in reverse merger transaction	13,693,689

Pro-forma shares outstanding	15,215,210